CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No.’s 333-217053, 333-217054, 333-249989, and 333-281419 on Form S-8 and No. 333-275260 on Form S-3 of our reports dated May 7, 2026, relating to the consolidated financial statements of DXC Technology Company, and the effectiveness of DXC Technology Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of DXC Technology Company for the year ended March 31, 2026.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 7, 2026